Exhibit 4.9

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), THE ISRAELI SECURITIES LAW OF 1968 (THE “SECURITIES LAW”) OR ANY APPLICABLE STATE SECURITIES LAWS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS, THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS.

Loan Agreement

This Loan Agreement is made and entered into as of the date set forth on the signature page below by and between RedHill Biopharma Ltd., a company organized and registered under the laws of the State of Israel, with offices at 42 Givati Street, Ramat-Gan, 52232, Israel (“Borrower”) and the person or entity whose name, signature and address appear on the signature page hereof (“Lender”).

Whereas,	Borrower seeks funds in a total amount of up to $4,000,000 (the “Aggregate Total Funds”) as convertible loans on the terms set forth in this Agreement (“Acquisition Financing Loans”) from various lenders including Lender (all such lenders, including Lender, providing Convertible Lender Loans to Borrower on terms similar to those of this Agreement, shall be referred to collectively as “Acquisition Financing Lenders”); and

Whereas,	Lender is willing to lend to Borrower the amount set forth on the signature page hereunder as an Acquisition Financing Loan for part of the Aggregate Total Funds and Borrower desires to borrow from Lender such amount, on the terms and conditions set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.          Loan. Lender shall lend to Borrower and Borrower shall borrow from Lender the principal amount set forth on the signature page hereof (the “Loan”). The Loan shall be delivered to Borrower by deposit no later than July 15, 2010 in Borrower’s bank account listed in Exhibit A annexed hereto.

2.          Interest. The Loan shall bear interest on its outstanding principal amount in US Dollars, at a per annum rate equal to eight percent (8%), compounded annually (“Interest”). Interest shall accrue and not be payable until the Loan is converted pursuant to the provisions of Section 4 below. The principal amount of the Loan together with accrued Interest is hereinafter referred as the “Loan Amount”.

3.          Use of Proceeds. Borrower undertakes that the entire amount of the Loan shall be used for the purpose of funding acquisition of one or more products and/or in-licensing transactions, clinical trials, and general corporate activity.

4.          Mandatory Conversion.

The Loan Amount shall be convertible as follows:

(a)	Unless previously converted, in the event that at any time prior to August 31, 2010, Borrower shall close a convertible loan financing, or series of related convertible loan financings in a minimum aggregate amount of $1,500,000 (One Million Five Hundred Thousand US Dollars) (a “Convertible Loan Financing”), other than the Acquisition Lender Loans, the entire outstanding Loan Amount shall automatically convert into a convertible loan on the same terms as the loans advanced in the Convertible Loan Financing. In the event that the terms of the Convertible Loan Financing are less favorable to Lender than the terms of set out in Exhibit B annexed hereto, Lender shall be entitled to convert the Loan Amount to a convertible loan on the terms set out in Exhibit B.

(b)	Unless previously converted, in the event that at any time prior to August 31, 2010, Borrower shall close an equity investment, or series of related equity investments, in a minimum aggregate amount of $1,500,000 (One Million Five Hundred Thousand US Dollars) (excluding any conversion of the Acquisition Financing Loans) (an “Equity Financing”), Lender shall be entitled to convert the entire outstanding Loan Amount into an investment on the same terms as the Equity Financing and Borrower shall issue to Lender the number of shares of the class of equity securities issued in the Equity Financing as is obtained by dividing (i) the outstanding Loan Amount as of the closing date of the Equity Financing by (ii) the price per share paid by the investors in the Financing Round.

(c)	Unless previously converted, on August 31, 2010 the Loan Amount shall be automatically converted into a convertible loan on the terms set out in Exhibit B annexed hereto.

(d)	Upon conversion of the Loan Amount as aforesaid, the Loan and all Interest accrued thereon shall be deemed fully repaid and Lender shall have no further rights with respect to the Loan and Interest accrued thereon. Notwithstanding the foregoing, the right to receive royalties pursuant to Section 5 hereof will continue without regard to any conversion or repayment of the Loan and shall not be appurtenant or incidental to any securities issued on conversion of the Loan.

5.          Royalties. Lender, together with all other Acquisition Financing Lenders, shall be entitled to receive royalty payments on the terms described in Exhibit C annexed hereto.

6.          Representations and Warranties of Borrower. Borrower hereby represents and warrants to Lender as follows:

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(a)          Organization.

(i)          Borrower is an Israeli private company duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted.

(ii)         No proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, scheme of arrangement with creditors, appointment of receiver or liquidator and/or similar proceeding has been instituted or taken by Borrower, and to the best of Borrower's knowledge, no such proceeding and no “freezing or stay of process order” has been instituted, threatened or applied for against Borrower.

(b)	Authority. Borrower has full corporate power and authority to enter into, execute, deliver and perform this Agreement, to bind itself hereunder, to comply with its obligations hereunder and to carry out the provisions hereof and thereof.

(c)	Licenses. Borrower has entered into definitive in-licenses with SCOLR Pharma Inc. in respect of rights to extended release Ondanstron tablet formulation and Egalet a/s in respect of rights to Carvedilol, respectively. Borrower has also entered into binding term sheets with IntelGenx Technologies Corp. in respect of Rizatriptan and Giaconda Limited in respect of Myoconda (a drug for Crohn's disease), Heliconda and Picoconda.

7.          Representations and Warranties of Lender. Lender hereby represents and warrants to Borrower as follows:

(a)	Organization. If other than an individual, Lender is duly organized, properly registered and validly existing under the law of the jurisdiction of its organization. No proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, appointment of a receiver and/or similar proceeding has been instituted or taken by Lender, and, to the best of Lender knowledge, no such proceeding has been instituted or threatened against Lender.

(b)	Authority. Lender has the full power and authority to enter into, execute and deliver this Agreement, bind itself hereunder, comply with its obligations hereunder, and consummate the transactions contemplated hereunder; the entering into and the execution, delivery and performance by it of this Agreement, and the transactions contemplated hereunder, have been duly approved and authorized by all the required corporate actions, and this Agreement was signed by its duly authorized representatives, where required, and constitutes a valid and legally binding obligation on it, enforceable in accordance with its respective terms, subject to and limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights, and (b) judicial discretion in the availability of equitable relief. The execution, delivery and performance of this Agreement and all other related documents do not violate Lender's governing documents or any agreement to which Lender is a party or by which it is bound.

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(c)	Required Consents. No approval, authorization or consent from any person, entity or authority, is required by it for the execution, delivery and performance by it of this Agreement.

(d)	Investment Experience. Lender is an investor in securities of companies in the development stage, and is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its grant of the Loan to Borrower as a company in the research and development stage. Lender has the ability to bear the full economic risk of its Loan pursuant to this Agreement. Lender also represents that it has (i) performed its own independent review of the data and documents it requested and received from Borrower in connection with Borrower and this Agreement; (ii) been given the opportunity to ask questions of and receive answers from Borrower regarding Borrower, the terms and conditions of its shares, and Borrower's current and proposed business, operations, properties, prospects, legal and financial condition; and (iii) reached the decision to lend funds to Borrower as a result of, inter alia, careful consideration.

(e)	Investment Purpose. Lender is providing the Loan for investment for its account, not as nominee or agent, and not with a current view to the resale or distribution of any part thereof, and Lender has no present intention of selling, granting any participation in or otherwise distributing the same. Lender understands that the any securities to be issued on conversion of the Loan have not been, and will not be, registered under the US Securities Act of 1933 (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Lender's representations as expressed herein.

(f)	Accredited Investor. If Lender is a U.S. Person (as defined in Regulation S promulgated under the Securities Act), it represents to Borrower that Lender is an Accredited Investor (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Lender also represents that Lender has not been organized for the purpose of providing the Loan.

8.          Default. The entire Loan Amount will immediately become due and payable upon any of the following events of default:

(a)	the commencement by Borrower of any liquidation proceedings or the adoption of a winding up resolution by Borrower, or the appointment of a receiver or trustee over the whole or a substantial part or Borrower's assets, or the calling by Borrower of a meeting of creditors for the purpose of entering into a scheme or arrangement with them, and if any of the aforementioned actions or proceedings is not canceled within sixty (60) days of its initiation; or

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(b)	the levy of an attachment or the institution of execution proceedings against the whole or a substantial part of Borrower's assets, where such attachment or execution proceeding is not discharged within sixty (60) days. Borrower shall notify Lender within 72 hours of any such attachment or proceeding.

9.          Confidentiality. Lender undertakes that all information concerning Borrower, which comes into its possession or to its attention, whether pursuant to this Agreement, as a shareholder of Borrower or otherwise, including audited and unaudited financial statements of Borrower, and all other financial, technical and other information relating to Borrower, will be kept in the strictest confidence and will not, without the prior written consent of Borrower, be used by it or be disclosed to, or discussed with, any third party provided, however, in the event that Lender is required by law or stock exchange rule to include financial information obtained pursuant to this Agreement in reports to governmental authorities or stock exchanges, Lender shall be entitled to make such disclosure to the minimum extent required, and provided, further, that in connection with periodic reports to its shareholders or partners, Lender may, without first obtaining the prior written consent of Borrower, make general statements, not containing technical, commercially sensitive or other confidential information, regarding the general nature of Borrower, and may provide summary and general information regarding Borrower’s revenues and profits to its lawyers and accountants, and in its reports to its shareholders and partners, but may not annex to such reports the full financial information to be provided by Borrower except as required by applicable law and regulations. Notwithstanding the above, the undertaking of confidentiality will not apply to:

(i)          Information which is in the public domain at the time of disclosure or subsequently becomes part of the public domain, except by breach by a party hereto of its obligations hereunder; or

(ii)         Information which is received from a third party, provided that such information was not obtained by said third party directly or indirectly from Borrower pursuant to obligations of confidentiality; or

(iii)        Information which must be disclosed under applicable laws or regulations but only to the extent so required; provided, however, that in the event Lender feels that circumstances exist which require such disclosure, it shall notify Borrower thereof, and provide Borrower with a copy of such proposed disclosure or notice, promptly and, where possible, in a manner which will enable Borrower to oppose such disclosure within the period of time allotted under such laws or regulations for submission of the disclosure or notice.

10.         Governing Law and Forum. This Agreement, its interpretation, validity and breach shall be governed by the laws of the State of Israel, without regard to its conflict of laws rules, and any claim or dispute with respect thereto shall be submitted to the exclusive jurisdiction of the competent courts of Tel-Aviv, Israel, and each of the parties hereby submits irrevocably to the jurisdiction of such court to the exclusion of any other jurisdiction and agrees to the service of process by post in accordance with the provisions of Section 11(i) below.

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11.         Miscellaneous.

(a)          Further Cooperation. The parties agree to execute any and all documents necessary in order to consummate, implement and give full force and effect to this Agreement, and to all matters, actions and transactions envisaged and contemplated herein including, filings with governmental or regulatory bodies, corporate resolutions and such other documentation as may be reasonably necessary from time to time.

(b)          No Partnership. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency between the parties. No party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

(c)          Construction. A reference to a Section, Exhibit or Schedule shall mean a Section in or Exhibit or Schedule to this Agreement, unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not have any significance in the interpretation of this Agreement nor in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)          Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, and at one or more times, each of which containing the signature of any of the parties, shall be deemed an original, but all of which together shall constitute one and the same instrument. Any copy of this Agreement executed with an original signature and transmitted via facsimile shall be deemed valid.

(e)          Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned without the prior consent in writing of each party to this Agreement, with the exception of an assignment by Lender to any other entity which controls, is controlled by or is under common control with, Lender; provided, however, that no such assignment or transfer shall become effective unless each such transferee has provided Borrower with a confirmation in writing that it is bound by all terms and conditions of this Agreement and all the agreements contemplated hereby.

(f)          Severability. If one or more provisions of this Agreement is held to be illegal, invalid or unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

(g)          Amendments and Waivers. The failure of any party at any time or times to require performance of any provision hereof or to enforce any right with respect thereto, shall in no manner affect the right of such party at a later time to enforce the same and shall in no way be construed to be a waiver of such provision or right.

(h)          Entire Agreement. This Agreement and the exhibits attached hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and no previous agreements, memoranda of agreements, letters, negotiations, promises, consents, undertakings, representations, warranties or documents which were applied, exchanged, or signed by or between any of the parties hereto prior to the signing of this Agreement shall have any force or effect. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), in the context of a similar amendment or waiver in respect of the Acquisition Lender Loans with the written consent of Borrower and Acquisition Financing Lenders who have provided a majority of the outstanding Aggregate Total Amount provided as Acquisition Lender Loans.

(i)          Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) business days after the business day of deposit with an express courier, freight prepaid; (b) upon delivery, if delivered by hand; or (c) one (1) business day after the business day of facsimile transmission or e-mail, if delivered by facsimile transmission or sent by e-mail. All such notices and other communications shall be addressed to the following addresses or such other address as the recipient party may designate by ten (10) days advance written notice to the other party pursuant to the provisions above:

If to Lender, as set forth on the signature page hereunder.

If to Borrower:

RedHill Biopharma Ltd.

42 Givati Street

Ramat-Gan 52232, Israel

Fax: 972-3-7255723

Attn: Ori Shilo

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(j)          Publicity. Lender shall not, subject to the requirements or law, regulations or order, issue any press release or undertake any publicity concerning the existence or any of the terms or provisions of this Agreement or any of the transactions contemplated hereby or thereby without the prior written consent of Borrower.

(k)          Fees and Expenses. The parties hereto shall each bear their own expenses and legal fees incurred by them or on their behalf with respect to this Agreement and the transactions contemplated hereby.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Convertible Loan Agreement.

BORROWER

RedHill Biopharma Ltd.

By:

Name:

Title:

Date:

LENDER

Name of Lender:

Signature of Lender:

By:

Name:

Title:

Principal Amount of Loan

Address of Lender:

Identity No./Company No.

Facsimile No.

Date:

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Exhibit A

RedHill Biopharma - Bank Details

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Exhibit B

Summary of Terms: Convertible Bridge Loan Financing

Disclaimer: This Summary of Terms does not constitute an offer or solicitation to participate in the financing described herein. An offer to participate in the financing in certain jurisdictions may be restricted. The Company expects to make an offer of participation in the financing only to persons to whom such offer would not constitute a violation of any law. In the United States an offer will only be made to those who fall within the definition of "Accredited Investors" contained in Rule 501 of Regulation D promulgated under the U.S. Securities Act of 1933, as Amended.

Issuer	RedHill Biopharma Ltd., an Israeli company (the “Company”).

Financing	Up to $4.0 million or other amount specified by the Company in convertible loan notes (the “Notes”).

Interest	8% per annum.

Warrants	30% coverage; 36 months term; strike price as described below.

Mandatory Conversion	At the earlier of the following events the principal and all accrued interest shall be automatically converted as follows:

•	M&A, public listing, or financing of at least US $3.0 million (not including the current financing) (Qualified Event/s): conversion at 70% of Qualified Event price per share to the same class of shares issued in the Qualified Event.

•	December 31, 2011: conversion at Company pre-money valuation (fully diluted) of $7 million. In this case the Notes will be converted into the most senior class of shares issued by the Company at such time.

Conversion Price Protection	The Conversion Price shall not exceed a Company pre-money valuation (on fully diluted basis) of more than $12 million.

Warrants Exercise Price	Within 6 months following the first Qualified Event (Initial Exercise Period): 130% of the price per share in the first mandatory conversion event.

Within 6 months following the end of the Initial Exercise Period (Second Exercise Period): 140% of the price per share in the first mandatory conversion event.

Following the end of the Second Exercise Period until the expiration date of the Warrants: 150% of the price per share in the first mandatory conversion event.

Use of Proceeds	Research and Development and general working capital purposes.

Target Closing	June 30, 2010 or other date specified by the Company.

Confidentiality	Except as required under any applicable law, the investor shall not disclose to any third party any information relating to the Company’s business, operation, assets or the terms herein.

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Exhibit C

Royalties

Royalties. Lender, together with the other Acquisition Financing Lenders, shall be entitled to receive royalties (“Royalties”) equaling a percentage of Net Sales and Sublicense Revenues (as such terms are defined below) actually received by Borrower from the Designated Products (as defined below).

Royalty Term. Royalties on Net Sales and on Sublicense Revenues actually received by RedHill from sales of Designated Products by sublicensees shall be payable during the period of five (5) years following the first commercial sale of the first Designated Product to have a commercial sale. Royalties in respect of Sublicense Revenues other than in respect of sales of Designated Products (e.g., upfront and milestone payments) shall be payable during the period of five (5) years following closing of the Acquisition Financing Loans transaction.

Royalty Percentage. Royalties will be distributed to the Acquisition Financing Lenders on a pro rata basis according to their relative participation in the principal amount of the Aggregate Total Amount of the Acquisition Financing Loans and shall be equal to an aggregate of three percent (3%) of Net Sales and Sublicense Revenues if the Total Aggregate Amount of the Acquisition Financing Loans is up to $1,500,000; four percent (4%) if the Total Aggregate Amount of the Acquisition Financing Loans is greater than $1,500,000 and up to $2,000,000 and five percent (5%) if the Total Aggregate Amount of the Acquisition Financing Loans is greater than $2,000,000.

Definitions. For the purposes of this Exhibit, the following terms shall have the following meanings:

“Net Sales” means the amounts actually received by Borrower or its affiliates in respect of the sale of Designated Products by Borrower or its affiliates, less, and following recovery of, the following items (collectively, the “Recognized Deductions”): (i) allowances or credits granted to and taken by customers (including wholesalers) for warranties, rejections, returns (including as a result of recalls), and prompt payment and trade, cash and volume discounts or resulting from inventory management; (ii) amounts incurred resulting from government mandated rebate programs (or any agency thereof); (iii) freight, transport, packing and insurance charges; (iv) taxes, including value added tax, sales tax, and other taxes not imposed on Borrower's income; and (v) tariffs and import/export or customs duties; (vi) bad debts; (vii) reasonable quantities of samples; and (viii) royalties paid to third parties in respect of the use of such third party’s intellectual property rights necessary for the exercise of the License.

For the purposes of this definition, the transfer of a Designated Product by Borrower or one of its affiliates to another affiliate of Borrower or to a sublicensee for resale is not a sale and in such cases, Net Sales will be determined based on the amount received by Borrower or such affiliate in respect of the Product or “Combination Product” (subject to the adjustments set forth below) as sold by the affiliate or sublicensee to independent third-parties, less the Recognized Deductions.

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For Net Sales of a Designated Product sold or supplied as a “Combination Product”, the Net Sales of such a Combination Product in a country will be determined by multiplying the Net Sales of such Combination Product by the fraction of A/A+B, where A is the average unit selling price during the period in respect of which Net Sales are being calculated of the Product sold separately in that country and B is the total average unit selling price during the period in respect of which Net Sales are being calculated of the other product or device included in the Combination Product, when sold separately in that country. If neither the Product nor the other product or device included in the Combination Product are sold separately during the period in respect of which Net Sales are being calculated, then the parties shall, considering the costs incurred by Borrower bringing about the Combination Product, in good faith negotiate the value of the other product or device included in the Combination Product that are to be deducted from the Net Sales of the Combination Product in determining the Net Sales of the Product contained in the Combination Product, it being agreed that absent such mutual agreement as to the proportion of such Combination Product to be attributed to the Product, the parties shall mutually appoint an independent expert to determine such proportion.

In addition, in cases where Borrower manufactures the Product (including manufacture for a Sublicensee) or Borrower purchases the Product from a third party and sells the Product through a distributor, Sublicensee or pharma partner, all costs associated with the manufacture and production of the Product, including without limitation, the costs of labor, (including employees, consultants and service providers), raw materials, premises (including rent and ancillary costs), overhead, manufacturing equipment, and the costs of the insurance of same shall be included in Recognized Deductions.

“Sublicense Revenues” means royalties actually received by Borrower from third party distributors and/or sublicensees in respect of the sublicense of rights in the Designated Product and of sales of the Product effected by such distributors and/or sublicensees, excluding, for example but without limitation, payments on account of (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in Borrower or any affiliate thereof; and (iii) reimbursement of patent prosecution costs, the cost of research and/or development activities or other activities performed or to be performed by Borrower or expended or to be expended by Borrower with respect to the Designated Products.

“Designated Products” means shall be the first two new products to be acquired by Borrower following the closing of the Acquisition Financing Loans transaction; provided that one of such products is "Myoconda" for the treatment of Crohn’s disease. In the event that Myoconda is not acquired as one of these first two new products, Designated Products shall mean the first two currently existing Borrower products (i.e., RHB-101 (cardio), RHB-102 (anti-emesis), and RHB-103 (migraine) to have a commercial sale.

Payment. Royalty shall be due and payable on a calendar quarterly basis within sixty (60) days following the end of each applicable quarter, against the receipt of an appropriate invoice from Lender for same. In the event such payment may require approval of any governmental authority, Borrower undertakes to promptly file for approval and to effectuate payment promptly following receipt of the necessary approval

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Reports. With respect to each Royalty payment, Borrower shall deliver to Lender a report with respect to the period covered by the Royalty payment on a calendar quarterly basis within thirty (30) days following the end of each March, June, September and December reporting the amount of Net Sales and Sublicense Revenues received from Designated Products, including the Recognized Deductions applicable in computing Net Sales and the deductions applicable in computing Sublicense Revenues, and the total Royalties due based on Net Sales and Sublicense Revenues.

Payment Method. Any amounts due to Lender under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds to an account designated in writing in an appropriate invoice at least fifteen (15) days in advance by Lender.

Currency; Foreign Payments. If any currency conversion will be required in connection with the calculation of any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the date of the payment. If at any time legal restrictions prevent the prompt remittance of any payments in any jurisdiction, Borrower may notify Lender and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of Lender or its designee, and Borrower will have no further obligations under this Agreement with respect thereto.

Taxes. Royalty amounts are gross amounts and Lender shall be responsible for all taxes thereon. Borrower may deduct from amounts it is required to pay Lender pursuant to this Agreement an amount equal to that required by applicable law to be withheld by Borrower for or due on account of any taxes (including VAT to the extent applicable, but other than taxes imposed on or measured by net income of Borrower) or similar governmental charge imposed by any jurisdiction based on such payments to Lender (“Withholding Taxes”) and such payment shall be deemed as payment to Lender in accordance with this Agreement. Borrower will provide Lender a certificate evidencing payment of any Withholding Taxes.

Record Retention. Until the expiry of the Royalty Term, Borrower will maintain (and will ensure that its affiliates maintain) complete and accurate books, records and accounts that fairly reflect Net Sales and Sublicense Revenues, in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained for two (2) years after the end of the period to which such books, records and accounts pertain.

Audit. Lender will have the right, at its own cost, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Borrower and who agrees to be bound by a customary undertaking of confidentiality, have access during normal business hours, and upon reasonable prior written notice, to Borrower’s records as may be reasonably necessary to verify Borrower’s compliance with the terms of this Agreement, including without limitation the accuracy of Net Sales and Sublicense Revenues, as applicable, for any period ending not more than twenty –four (24) months prior to the date of such request; provided, however, that Lender will not have the right to conduct more than one such audit in any calendar year or more than one such audit covering any given time period. The auditing firm will disclose to Lender only the results of its audit and not any other information. Any such audit shall be made during Borrower’s normal business hours and shall not unreasonably interfere with the business of Borrower and shall be completed within a reasonable time. Lender will bear all the costs of such audit. Without derogating from the forgoing, Lender's audit rights shall be conducted no later than two years following the final payment under this Agreement. The costs of the audit are the responsibility of Lender except in the event there is shortfall of more than 10% in the payment due; in which case the audit costs and all related travel costs up to a maximum amount of US $50,000 will be covered by Borrower within thirty (30) days of billing.

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Confidentiality. Lender will treat all information subject to review hereunder in strict confidence.

Continuing Right. The right to receive Royalties on the terms stated herein will continue without regard to any conversion or repayment of the Loan and shall not be appurtenant or incidental to any securities issued on conversion of the Loan.

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